Exhibit 99.1

GREENBROOK TMS INC.

AMENDED AND RESTATED

STOCK OPTION PLAN

Greenbrook TMS Inc. (the “Corporation”) hereby adopts this Amended and Restated Stock Option Plan for certain Employees, Directors and Consultants of the Corporation and/or its Affiliates.

Article 1
Purpose

1.1	Purpose.

The purpose of the Plan is to attract and retain Employees, Directors or Consultants of the Corporation and/or its Affiliates, and to ensure that interests of key persons are aligned with the success of the Corporation and its Affiliates.

Article 2
Interpretation

2.1	Definitions.

In this Plan, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person, including any partner, member, shareholder or other equity holder of such Person or manager, director, officer or employee of such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings;

“Blackout Period” means the period of time when, pursuant to any policies or determinations of the Corporation, securities of the Corporation may not be traded by insiders or other specified persons, including any period in which insiders or other specified persons are in possession of material undisclosed information, but excluding any period during which a regulator has halted trading in the Corporation’s securities;

“Board” means the board of directors of the Corporation;

“Business Day” means any day on which the Toronto Stock Exchange is open for business;

“Cause” means:

(a)	with respect to any Employee or Consultant, (i) in the case where there is an employment or consulting agreement or arrangement in effect between the Corporation or one of its Affiliates and the Optionee that defines “cause” (or words of like import), “cause” as defined under such agreement or arrangement; or (ii) in the case where there is no such agreement or arrangement in effect between the Corporation or one of its Affiliates and the Optionee:

(A)	theft, fraud, dishonesty or misconduct by the Optionee involving the property, business or affairs of the Corporation or any of its Affiliates or the carrying out of the Optionee’s duties to the Corporation or any of its Affiliates;

(B)	any material breach or non-observance by the Optionee of any term of any employment or consulting agreement or arrangement between the Optionee and the Corporation or any of its Affiliates, this Plan or any non-competition, non-solicitation, confidentiality or intellectual property covenants between the Optionee and the Corporation or any of its Affiliates;

(C)	the material failure by the Optionee to perform the Optionee’s duties with the Corporation or any of its Affiliates provided that the Optionee has been given notice in writing thereof and a reasonable period of time in which to rectify such failure;

(D)	the failure of the Optionee to comply with the Optionee’s fiduciary duties to the Corporation or any of its Affiliates; or

(E)	the Optionee’s conviction of, or plea of guilty or no contest to, or entering into a pre-trial diversion program for, a criminal offence, felony, or a crime or offence involving moral turpitude;

(b)	with respect to a Director, a determination by a majority of the disinterested Board members that such Director has engaged in any of the following; (i) malfeasance in office; (ii) fraud, gross negligence or willful misconduct; (iii) false or fraudulent misrepresentation inducing the Director’s appointment; (iv) willful conversion of corporate funds; or (v) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance;

“Change in Control” means: (i) the sale of all or substantially all of the consolidated assets of the Corporation and the Subsidiaries to a Third Party Purchaser; (ii) a sale resulting in no less than a majority of the Common Shares (or other voting shares of the Corporation) on a fully diluted basis being held by a Third Party Purchaser; (iii) a merger, consolidation, recapitalization or reorganization of the Corporation with or into a Third Party Purchaser that results in the inability of the holders of Common Shares (or other voting shares of the Corporation) to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company; or (iv) any additional event that the Board determines is a Change in Control;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Common Shares” means the common shares in the capital of the Corporation and any securities into which such common shares may hereafter be converted, changed, reclassified or exchanged;

“Consultant” means an individual consultant or a consultant entity, other than an Employee or Director that:

(a)	is engaged to provide services on a bona fide basis to the Corporation or any of its Affiliates, other than services provided in relation to a distribution of securities of the Corporation or any of its Affiliates;

(b)	provides the services under a written contract with the Corporation or any of its Affiliates; and

(c)	spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or any of its Affiliates,

and includes, (i) for an individual consultant, (A) a company of which the individual consultant is an employee or shareholder; or (B) a partnership of which the individual consultant is an employee or partner, and (ii) for a consultant that is not an individual, an employee or director of the consultant, provided that the individual employee or director spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or any of its Affiliates.

“Director” means a member of the Board from time to time who is not an Employee;

“Disability” means the Optionee’s inability to substantially fulfill his or her duties to the Corporation or any of its Affiliates for a continuous period of six months or more or the Optionee’s inability to substantially fulfill his or her duties to the Corporation or any of its Affiliates for an aggregate period of six months or more during any consecutive 12-month period, (taking into account any accommodation by the Corporation or any of its Affiliates as is required under applicable law); if there is any disagreement between the Corporation and the Optionee as to the Optionee’s Disability or as to the date any such Disability began or ended, the same shall be determined by a physician mutually acceptable to the Corporation and the Optionee whose determination shall be conclusive evidence of any such Disability and of the date any such Disability began or ended;

“Employee” means (subject to any applicable securities laws) a full-time or part-time employee of the Corporation or any of its Affiliates;

“Fair Market Value” means with respect to a Common Share or other security, as of any date: (i) if such Common Share or other security is not then traded on an established securities market, the fair market value of such Common Share or other security as determined by the Board (by the reasonable application of a reasonable valuation method), provided that no illiquidity or minority or similar discount is applied; or (ii) if such Common Share or other security is then traded on an established securities market, the closing price reported on the principal market on which such class or security is traded on such date or, if there is no sale of such Common Share or other security on such date, then on the last previous date on which there was a sale;

“Grant Date” means, for any Option, the date specified by the Board at the time it grants the Option (provided, however, that such date shall not be prior to the date the Board acts to grant the Option);

“insider” has the meaning attributed thereto in the Toronto Stock Exchange Company Manual in respect of the rules governing security-based compensation arrangements, as amended from time to time;

“Intrinsic Value” means, with respect to an Option, an amount equal to the excess, if any, of the Fair Market Value of a Common Share as of the applicable date of determination over the Option Price;

“Investor” means Greybrook Health Inc., an Ontario corporation;

“Notice” has the meaning set forth in Section 6.2;

“Option” means the right to purchase Common Shares granted under the Plan pursuant to the terms and conditions of an Option Agreement;

“Option Agreement” means an agreement between the Corporation and an Employee, Director or Consultant evidencing the grant of an Option and the terms and conditions of such Option in the form of Schedule A hereto;

“Optionee” means an Employee, Director or Consultant who holds Options granted under the Plan pursuant to an Option Agreement;

“Option Price” means the purchase price per Optioned Share determined in accordance with Section 4.3;

“Optioned Shares” means the Common Shares which may be purchased by an Optionee pursuant to an Option;

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

“Plan” means this Amended and Restated Stock Option Plan, as may be amended from time to time;

“Replacement Options” means the options to acquire Common Shares that were granted by the Corporation in exchange for options granted under the TMS NeuroHealth Centers, Inc. Stock Option Plan;

“security-based compensation arrangement” has the meaning attributed thereto in the Toronto Stock Exchange Company Manual, as amended from time to time;

“Shareholder” means a holder of Common Shares;

“Subsidiaries” means any direct or indirect subsidiary of the Corporation;

“Termination Date” means the date an Optionee ceases to be actively employed by, or provide services to, the Corporation or any of its Affiliates and does not include any period of statutory, contractual, common law, civil law or reasonable notice of termination of employment or deemed employment. The Optionee’s employment or service shall not be deemed to have terminated merely because of a change in capacity in which the Optionee renders service to the Corporation or any of its Affiliates or a change in the entity for which the Optionee renders such service, provided there is no interruption of the Optionee’s employment or continuous service;

“Third Party Purchaser” means any Person who is not an Affiliate of the Investor or an Affiliate of the Corporation and is the acquirer in connection with a Change in Control; and

“U.S. Taxpayer” means any Optionee who is a United States citizen or United States resident alien as defined for purposes of Section 7701(b)(1)(A) of the Code.

2.2	Interpretation.

Any reference in this Plan to gender shall include all genders and words importing the singular number only shall include the plural and vice versa.

Article 3
Shares Reserved for Issuance

3.1	Shares Reserved for Issuance.

The maximum number of Common Shares reserved for issuance under the Plan (including upon the exercise of Replacement Options) shall be 10% of the issued and outstanding Common Shares (subject to any adjustment pursuant to Section 10.1) from time to time. If any Option or Replacement Option is exercised, expires or otherwise terminates for any reason, the number of Common Shares in respect of which the Option or Replacement Option has been exercised, expired or terminated shall again be available for issuance under the Plan.

3.2	Insider Participation Limits

The number of Common Shares that may be (i) issued to insiders of the Corporation within any one year period, or (ii) issuable to insiders of the Corporation at any time, in each case, under this Plan alone or when combined will all other security-based compensation arrangements of the Corporation, cannot exceed 10% of the outstanding Common Shares.

3.3	Director Participation Limits

The aggregate value of all Options granted to any one Director in any one year period under all security-based compensation arrangements of the Corporation may not exceed $100,000 based on the grant date fair value of the Options.

3.4	No Fractional Shares.

No fractional Common Shares shall be issued under the Plan.

Article 4
Grant of Options and Rights of Optionees

4.1	Grant of Options.

The Board may, at any time and from time to time grant Options to such Employees, Directors and Consultants as it may select for the number of Optioned Shares that it shall designate, subject to the provisions of this Plan. The Board shall make all necessary or desirable determinations regarding the granting of Options and may take into consideration the present and potential contributions of a particular Employee, Director or Consultant to the success of the Corporation and its Affiliates and any other factors which it may deem proper and relevant.

Each Option granted under the Plan shall be a non-qualified stock option, and is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

4.2	Option Agreement.

Each Option granted by the Board shall be evidenced by an Option Agreement between the Optionee and the Corporation in the form attached as Schedule A. Each Option Agreement shall specify the number of Optioned Shares, the Option Price, and the terms and conditions of the Option.

4.3	Option Price.

The Option Price per Optioned Share at the time any Option is granted shall be the greater of:

(a)	the Fair Market Value of the Optioned Shares on the Grant Date; and

(b)	such greater amount as is determined by the Board on the Grant Date, if any.

4.4	Prohibition on Transfer, Assignment or Pledge of Options.

Options are personal to the Optionee. No Optionee may deal with any Option or any interest in it or transfer or assign any Option held by the Optionee, except in the event of death or Disability, where an Option may be transferred to the Optionee’s heirs, executors, administrators, trustees, personal legal representatives or the like. A purported transfer or assignment of any Option in any other circumstances will not be valid and the Corporation will not issue any Common Shares upon the attempted exercise of any such improperly transferred or assigned Option. An Optionee may not mortgage, hypothecate, pledge or grant a security interest in any Option.

Article 5

Vesting

5.1	Vesting Specified in the Option Agreement.

The Option Agreement shall specify the date or dates upon which an Optionee’s right to purchase the Optioned Shares shall vest (including subject to the attainment of certain financial results or other criteria). The Board shall have the discretion to provide for early vesting of any Option or Options.

Article 6
Exercise of Options

6.1	Exercise of Options.

Options shall be exercisable as specified in the Option Agreement as to all or any lesser number of the Optioned Shares in respect of which the Optionee’s right to purchase Optioned Shares has vested.

6.2	Exercise Procedure.

Options shall be exercised by written notice to the Corporation specifying the number of Optioned Shares in respect of which such Option is then being exercised (the “Notice”) and such Notice shall include payment in full of the applicable Option Price as follows:

(a)	in cash or by certified check, bank draft or money order payable to the Corporation or by such other means as might be specified from time to time by the Board;

(b)	to the extent permitted by the Board and as permitted by applicable law, a net settlement method whereby the Corporation shall retain such number of Common Shares otherwise issuable in connection with the exercise of the Option as shall have a Fair Market Value on the date of such exercise equal to the aggregate Option Price; or

(c)	to the extent permitted by the Board and as permitted by applicable law, pursuant to a broker-assisted cashless exercise, whereby the Optionee shall elect on the Notice to receive:

(i)	an amount in cash equal to the cash proceeds realized upon the sale in the capital markets of the Optioned Shares in respect of which such Option is then being exercised by a securities dealer designated by the Corporation, less the aggregate Option Price, any applicable withholding taxes, and any transfer costs charged by the securities dealer to sell the Optioned Shares;

(ii)	an aggregate number of Common Shares that is equal to the number of Optioned Shares in respect of which such Option is then being exercised, minus the number of Optioned Shares sold in the capital markets by a securities dealer designated by the Corporation as required to realize cash proceeds equal to the aggregate Option Price, any applicable withholding taxes and any transfer costs charged by the securities dealer to sell the Optioned Shares; or

(iii)	a combination of (i) and (ii).

6.3	Issuance of Shares.

Following the exercise of the Option, the Corporation shall take all actions necessary to issue fully paid and non-assessable Optioned Shares to the Optionee.

Article 7
Expiration and Termination

7.1	Expiry of Options.

The Board will, at the time the Option is granted, determine the date or dates upon which an Option will expire, which date cannot be greater than ten (10) years from the Grant Date. On the expiry of an Option, the Option will be null, void and of no effect. Notwithstanding any other provision of the Plan, each Option that would expire during a Blackout Period shall expire on the date that is ten (10) Business Days immediately following the expiration of the Blackout Period.

7.2	Termination.

In the event an Optionee ceases to be actively employed by, or provide services to, the Corporation or any of its Affiliates and the Employee, Director, or Consultant has not been terminated for Cause, all Options that are held by such Optionee that are vested on the Optionee’s Termination Date may be exercised by the Optionee (or, in the case of death, by the legal representative of the Optionee’s estate) in accordance with the terms of the Option Agreement, but in no event later than the expiration of the stated term of such Options, after which time such Options shall automatically terminate. Options that are not vested as of the Optionee’s Termination Date for any reason shall automatically terminate on the Termination Date. In the event an Optionee ceases to be actively employed by, or provide services to, the Corporation or any of its Affiliates as a result of being terminated for Cause, all Options that are held by such Optionee, whether vested or unvested, shall automatically terminate on the Termination Date.

Article 8
Change in Control

8.1	Change in Control.

In the event of a Change in Control, except as otherwise provided in an Option Agreement, the Board shall provide for the treatment of each outstanding Option as it determines in its sole discretion, which treatment need not be uniform for all Optionees and/or Options and which may include, without limitation, one or more of the following:

(a)	(i) continuation of such Option or (ii) conversion of such Option into, or substitution or replacement of such Option with, an award with respect to shares of the successor corporation (or a parent or subsidiary thereof) with substantially equivalent terms and value as such Option (which value as of immediately following such Change in Control shall not exceed the Intrinsic Value of such Option as of immediately prior to such Change in Control);

(b)	acceleration of the vesting and the right to exercise such Option as of immediately, or during a specified period, prior to such Change in Control, and the termination of such Option without payment of any consideration therefor to the extent such Option is not timely exercised;

(c)	if such Option is subject to performance criteria, the level of attainment of such criteria shall be determined by the Board in its sole discretion, including, without limitation, by deeming such criteria attained at the applicable target or maximum level regardless of actual performance, or measuring the attainment of such criteria based on actual performance through such Change in Control or a specified date prior thereto; and/or

(d)	permitting the Optionee to surrender to the Corporation such Option in consideration for a payment, in cash, securities, rights and/or other property, in an amount equal to the Intrinsic Value of such Option as of immediately prior to such Change in Control, which payment shall be made promptly following such Change in Control or on a specified date or dates following such Change in Control; provided that the timing of such payment shall comply with Section 409A of the Code, if applicable.

Article 9
Shareholder Rights

9.1	Shareholder Rights.

An Optionee shall have no rights whatsoever as a shareholder in respect of any of the Optioned Shares (including any right to vote or to receive dividends or other distributions therefrom), unless and only to the extent that the Optionee shall from time to time duly exercise an Option and become a Shareholder.

Article 10
Certain Adjustments

10.1	Adjustment in the Number of Shares.

In the event that there is any change in the Common Shares or in the capital structure of the Corporation by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change in capitalization, then the number or kind of shares or other securities reserved for issuance pursuant to this Plan and the number of the Optioned Shares subject to the Option and the Option Price thereof shall be subject to such adjustments, if any, as the Board may acting reasonably determine, acting in good faith and to ensure economic equivalence and any such adjustments shall be effective and binding for all purposes of the Plan. Any such adjustments shall, to the extent applicable, be made in accordance with Section 409A of the Code or paragraph 7(1.4)(c) of the Income Tax Act (Canada), as applicable.

Article 11
General

11.1	Notice.

Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or telecopied and addressed to the recipient, and if to the Corporation at its principal office and if to the Optionee, at the address indicated in the Option Agreement or at the Optionee’s last known address shown in the records of the Corporation or any Affiliate. It is the responsibility of the Optionee to advise the Corporation of any change in address, and neither the Corporation nor any Affiliate shall have any responsibility for any failure by the Optionee to do so. Any Optionee may change the Optionee’s address from time to time by notice in writing to the Corporation. The Corporation shall give written notice to each Optionee of any change of the Corporation’s address. Any such notice shall be effective, if delivered, on the date of delivery and, if sent by facsimile, on the day following receipt of the facsimile.

11.2	Employment.

No Optionee shall be induced to acquire or exercise Options by expectation of employment, engagement or service or continued employment, engagement or service. Nothing contained in the Plan shall confer upon any Optionee any right with respect to employment, engagement or service or in continuance of employment, engagement or service with the Corporation or any of its Affiliates or interfere in any way with the right of the Corporation or any of its Affiliates to terminate an Optionee’s employment, engagement or service at any time. The Plan does not give any Optionee any right to claim any benefit or compensation except to the extent specifically provided in the Plan.

11.3	Amendment and Termination.

(a)	The Board may amend or suspend any provision of the Plan or any Option, or terminate this Plan, at any time without approval of security holders, subject to those provisions of applicable law and the rules, regulations and policies of the Toronto Stock Exchange, if any, that require the approval of security holders or any governmental or regulatory body regardless of whether any such amendment or suspension is material, fundamental or otherwise, and notwithstanding any rule of common law or equity to the contrary. However, except as expressly set forth herein or as required pursuant to applicable law, no action of the Board or security holders may materially adversely alter or impair the rights of an Optionee under any Option previously granted to the Optionee without the consent of the affected Optionee. Without limiting the generality of the foregoing, the Board may make the following types of amendments to this Plan or any Option without seeking security holder approval:

(i)	amendments of a “housekeeping” or administrative nature, including any amendment for the purpose of curing any ambiguity, error or omission in this Plan or to correct or supplement any provision of this Plan that is inconsistent with any other provision of this Plan;

(ii)	amendments necessary to comply with the provisions of applicable law or the rules, regulations and policies of the Toronto Stock Exchange;

(iii)	amendments necessary for Options to qualify for favorable treatment under applicable tax laws;

(iv)	amendments to the vesting provisions of this Plan or any Option;

(v)	amendments to include or modify a cashless exercise feature, payable in cash or Common Shares, which provides for a full deduction of the number of underlying Common Stock from the Plan maximum;

(vi)	amendments to the termination or early termination provisions of this Plan or any Option, whether or not such Option is held by an insider, provided such amendment does not entail an extension beyond the original expiry date of the Option; and

(vii)	amendments necessary to suspend or terminate this Plan.

(b)	Security holder approval will only be required for the following types of amendments:

(i)	any amendment to increase the maximum number of Common Shares issuable under this Plan, other than pursuant to Section 10.1;

(ii)	any amendment to this Plan that increases the length of the period after a Blackout Period during which Options may be exercised;

(iii)	any amendment which would result in the Option Price for any Option granted under this Plan being lower than the Fair Market Value at the Grant Date of the Option;

(iv)	any amendment that would permit the introduction or reintroduction of Directors as eligible recipients of Options on a discretionary basis or any amendment that increases the limits previously imposed on Director participation;

(v)	any amendment to remove or to exceed the insider participation limit set out in Section 3.2;

(vi)	any amendment which reduces the Option Price of an Option, other than pursuant to Section 8.1 or Section 10.1;

(vii)	any amendment extending the term of an Option beyond the original expiry date, except as provided in Section 7.1;

(viii)	any amendment to the amendment provisions;

(ix)	any amendment which would allow for the transfer or assignment of Options under this Plan, other than for normal estate settlement purposes; and

(x)	amendments required to be approved by security holders under applicable law or the rules, regulations and policies of the Toronto Stock Exchange.

11.4	Administration.

The Plan shall be administered by the Board which shall be empowered to: (i) interpret the Plan from time to time; (ii) adopt, amend and rescind rules and regulations for carrying out the Plan; (iii) grant Options; (iv) determine the Option Price, vesting schedule, term, limitations, restrictions and conditions applicable to Options; (v) waive or amend any vesting conditions or vesting schedule; and (vi) make any other determinations that the Board deems necessary or desirable for the administration of the Plan. Any decision or determination made or action taken by the Board arising out of or in connection with the interpretation and administration of the Plan shall be final and conclusive, and the interpretation and construction of any provision of the Plan by the Board shall be final and conclusive. To the extent permitted by applicable law, the Board may, from time to time, delegate to a committee of the Board all or any of the powers conferred on the Board pursuant to this Plan. No member of the Board or any Person acting pursuant to authority delegated by it, shall be liable for any action or determination in connection with the Plan made or taken in good faith, and each member of the Board and each such Person shall be entitled to indemnification with respect to any such action or determination in the manner provided for by the Corporation.

11.5	No Undertaking or Representation.

The Optionees, by participating in the Plan, shall be deemed to have accepted all risks associated with acquiring Optioned Shares pursuant to the Plan. The Corporation, its Affiliates and the Board make no undertaking, representation, warranty or guarantee as to the future value or price, or as to the listing on any stock exchange or other market, of any Common Shares issued in accordance with the provisions of the Plan, and shall not be liable to any Optionee for any loss whatsoever resulting from that Optionee’s participation in the Plan or as a result of the amendment, suspension or termination of the Plan or any Option.

11.6	Applicable Law.

This Plan and the provisions hereof shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

11.7	Compliance with Applicable Law.

If any provision of the Plan or any Option contravenes any law or any order, policy, by-law, rule or regulation of any regulatory body or stock exchange having jurisdiction or authority over the securities of the Corporation or its Affiliates or the Plan, then such provision may in the sole discretion of the Board be amended to the extent considered necessary or desirable to bring such provision into compliance therewith and appropriate consideration shall be paid by the Corporation to the extent that an Optionee is adversely affected by such amendment.

11.8	Unfunded Plan.

This Plan is unfunded. To the extent any individual holds any rights under the Plan, such rights (unless otherwise determined by the Board) are no greater than the rights of a general unsecured creditor of the Corporation.

11.9	Successors and Assigns.

The Plan shall be binding on all successors and assigns of the Corporation.

11.10	Tax Consequences.

It is the responsibility of the Optionee to complete and file any tax returns which may be required under any applicable tax laws within the periods specified in those laws as a result of the Optionee’s participation in the Plan. The Corporation shall not be held responsible for any tax consequences to the Optionee as a result of the Optionee’s participation in the Plan. The exercise of each Option granted under the Plan is subject to the condition that if at any time the Corporation determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is required under applicable law in respect of such exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Corporation. In such circumstances, the Corporation may require an Optionee to (i) pay to the Corporation sufficient cash as is reasonably determined by the Corporation to be the amount necessary to permit the required tax remittance to the relevant taxing authority; or (ii) make other arrangements acceptable to the Corporation to fund the required tax remittance. To the extent permitted by the Board and as permitted by applicable law, an Optionee may elect to surrender vested Options to the Corporation for a cash payment which shall be used to satisfy the withholding tax or other withholding liabilities as required under applicable law. The number of vested Options that may be surrendered for a cash payment shall be equal to the withholding tax and other withholding liabilities as required under applicable law divided by the Fair Market Value of a Common Share on the applicable exercise date (rounded up to the nearest whole vested Option).

Each Option is intended to be exempt from Code Section 409A. Notwithstanding the foregoing, to the extent that any Option granted to a U.S. Taxpayer is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, such Option will be subject to such additional rules and requirements as specified by the Board from time to time in order to comply with Code Section 409A. If any provision of the Plan contravenes Code Section 409A or could cause the U.S. Taxpayer to incur any tax, interest or penalties under Code Section 409A, the Board may, in its sole discretion and without the U.S. Taxpayer’s consent, modify such provision to: (i) comply with, or avoid being subject to, Code Section 409A, or to avoid the incurrence of taxes, interest and penalties under Code Section 409A, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the U.S. Taxpayer of the applicable provision without materially increasing the cost to the Corporation or contravening Code Section 409A. However, the Corporation will have no obligation to modify the Plan or any Option and does not guarantee that Options will not be subject to taxes, interest and penalties under Code Section 409A. An Option shall not be granted to a U.S. Taxpayer unless the Common Shares constitutes “service recipient stock” within the meaning of Code Section 409A.

11.11	Severability.

If any provision of this Agreement shall be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

11.12	Effective Date.

This Plan was effective as of October 3, 2018 and was amended and restated on June 28, 2019. The Replacement Options shall be governed by the terms of this Plan effective as of October 3, 2018. This Plan, as amended and restated on June 28, 2019, shall apply to all Options granted hereunder on or after October 3, 2018.

11.13	Compliance with Laws.

The Corporation intends for the Plan to comply with all applicable laws, including but not limited to 42 U.S.C. §§ 1320, 1320a-7, 7a and 7b, 1395w-4, 1395i, 1395 and 1395u (the “Federal Fraud Statutes”), 42 U.S.C. § 1395nn (the “Stark Law”), 31 U.S.C. §§ 3729-3733 (the “Federal False Claims Act”) and 42 U.S.C. §§ 1320d through 1320d-8 and 42 C.F.R. §§160, 162 and 164, which is commonly referred to as the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). Accordingly, the Board shall not base its decision to grant Options to a particular Employee, Director, or Consultant, or its inclusion of certain terms and conditions into an Option Agreement therefor, on such Employee, Director, or Consultant’s referrals to the Corporation or any of its Affiliates.

Schedule A

Option Agreement Pursuant to the
GREENBROOK TMS Inc.
AMENDED AND RESTATED STOCK OPTION PLAN

This agreement (“Agreement”) is effective as of ■ between Greenbrook TMS Inc. (the “Corporation”), and ■ (the “Optionee”).

Preliminary Statement

The Board hereby grants this stock option (the “Option”) as of ■ (the “Grant Date”), pursuant to the Greenbrook TMS Inc. Amended and Restated Stock Option Plan, as it may be amended from time to time (the “Plan”), to purchase Optioned Shares, to the Optionee. Except as otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. A copy of the Plan has been delivered to the Optionee. By signing and returning this Agreement, the Optionee acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations.

Accordingly, the parties hereto agree as follows:

1.	Tax Matters. No part of the Option is intended to qualify as an “incentive stock option” under Section 422 of the Code.

2.	Common Shares Subject to Option. Subject in all respects to the Plan and the terms and conditions set forth herein and therein, the Option entitles the Optionee to purchase from the Corporation, upon exercise, ■ Optioned Shares at the Option Price of $■ per Optioned Share at the times set forth in Section 3 below.

3.	Vesting and Exercise. The Option shall vest and become exercisable in equal installments annually over three (3) years beginning on [the first anniversary of the Grant Date], provided, with respect to each vesting date, that the Optionee has not experienced a Termination Date prior to such date. There shall be no proportionate or partial vesting in the periods prior to each applicable vesting date.

4.	Option Term. The term of the Option shall be until the tenth anniversary of the Grant Date, after which time it shall expire (the “Expiration Date”). Upon the Expiration Date, the Option shall be canceled for no consideration and no longer be exercisable. The Option is subject to termination prior to the Expiration Date to the extent provided in Section 5 below.

5.	Termination. [The provisions in this Section 5 regarding termination shall apply to the Option, provided that if the Optionee’s employment agreement or consulting agreement or arrangement expressly provides more favorable rights with respect to the Option in the event of termination, such rights shall apply. Options that are not vested as of the Optionee’s Termination Date shall automatically terminate on the Termination Date. Any Option or Options vested as of the Optionee’s Termination Date shall be exercisable as follows, after which time such vested Options shall automatically terminate: (a) if the Optionee ceases to be actively employed by, or provide services to, the Corporation or any of its Affiliates by reason of death or Disability, his or her Options must be exercised by the Optionee (or, in the case of death, by an authorized representative of the Optionee’s estate) within 9 months of the Optionee’s date of death or Disability; (b) if the Optionee ceases to be actively employed by, or provide services to, the Corporation or any of its Affiliates by reason of termination without Cause, his or her Options must be exercised within 3 months of the Optionee’s Termination Date; (c) if the Optionee ceases to be actively employed by, or provide services to, the Corporation or any of its Affiliates by reason of voluntary resignation or termination, his or her Options must be exercised within 30 days of the Optionee’s Termination Date; and (d) if the Optionee ceases to be actively employed by, or provide services to, the Corporation or any of its Affiliates by reason of termination for Cause, his or her Options will automatically terminate on the Termination Date and may no longer be exercised.] [NTD: Include for Employees, Directors and individual Consultants.]

[The provisions in this Section 5 regarding termination shall apply to the Option, provided that if the Optionee’s consulting agreement or arrangement expressly provides more favorable rights with respect to the Option in the event of termination, such rights shall apply. Options that are not vested as of the Optionee’s Termination Date shall automatically terminate on the Termination Date. Any Option or Options vested as of the Optionee’s Termination Date shall be exercisable as follows, after which time such vested Options shall automatically terminate: (a) if the Optionee ceases to provide services to the Corporation or any of its Affiliates by reason of termination without Cause, the Optionee’s Options must be exercised within 3 months of the Optionee’s Termination Date; (b) if the Optionee ceases to provide services to the Corporation or any of its Affiliates by reason of voluntary termination, the Optionee’s Options must be exercised within 30 days of the Optionee’s Termination Date; and (c) if the Optionee ceases to provide services to the Corporation or any of its Affiliates by reason of termination for Cause, the Optionee’s Options will automatically terminate on the Termination Date and may no longer be exercised.] [NTD: Include for Consultant entities.]

6.	Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Board and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

7.	Severability of Provisions. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Agreement shall be construed and enforced as if such provisions had not been included.

8.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

The Optionee agrees to the terms and conditions set out herein and confirms and acknowledges that the Optionee has not been induced to enter into this Agreement or acquire any Option by expectation of employment or services or continued employment or services with the Corporation or any of its Affiliates.

The Optionee agrees to provide the Corporation with all information (including personal information, if applicable) required by the Corporation to administer the Plan. The Optionee consents to the Corporation and any of its Affiliates sharing and exchanging the Optionee’s information held in order to administer and operate the Plan (including, if applicable, personal details, data relating to my participation, salary, taxation and employment and sensitive personal data, including data relating to physical or mental health, criminal conviction or the alleged commission of offences) (“Information”) and providing the Board, the Corporation’s and/or any of its Affiliates’ agents, officers, employees and/or third parties with Information for the administration and operation of the Plan and the Optionee accepts that this may involve Information being sent to a country outside of my country of residence which may not have the same level of data protection laws as the Optionee’s country of residence, and law enforcement agencies in that country may access Information in accordance with local laws. The Optionee acknowledges that the Optionee has the right to request a list of the names and addresses of any potential recipients of Information and to review and correct Information by contacting the Optionee’s local human resources representative. The Optionee acknowledge that the collection, processing and transfer of Information is important to the Plan administration and that failure to consent to same may prohibit participation in the Plan or receipt of the Option.

By:
Name:

[Consultant ENTITY]

By:
Name:
Title: